Exhibit 99.1

CPI INTERNATIONAL ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Company delivers solid sales and profit performance

          PALO ALTO, Calif. – February 6, 2007 – CPI International, Inc. (Nasdaq: CPII), the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications, today announced financial results for its fiscal 2007 first quarter ended December 29, 2006.

          In the first quarter of fiscal 2007, CPI International, Inc. (CPI) generated total sales of $83.7 million, an approximately two percent increase from the $82.4 million in the same quarter of the previous fiscal year.  CPI’s first quarter fiscal 2007 sales represented the company’s highest first quarter sales since its inception in 1995.  In comparison to the first quarter of fiscal 2006, sales in the radar market, the company’s largest market, increased approximately two percent, sales in the medical market increased approximately 30 percent, sales in the electronic warfare market were unchanged and sales in CPI’s two smallest markets, the industrial and scientific markets, increased approximately 14 percent and 23 percent, respectively.  These increases were partially offset by an approximately 13 percent decrease in sales in the communications market.

          “CPI is off to a great start in fiscal 2007.  Excluding certain non-recurring items, the first quarter of fiscal 2006 was a solid quarter operationally for CPI, and our results in the first quarter of fiscal 2007 were even stronger, exceeding our internal budget and the guidance that we had previously issued,” said Joe Caldarelli, chief executive officer.  “Demand for our products remains strong and stable in our defense markets and continues to grow in our thriving medical market.  In the communications market, our newer products continue to gain market acceptance.  Overall, we are well-positioned to deliver another excellent year that is in line with our previous guidance.”

          CPI generated net income of $5.8 million, or $0.33 per share on a diluted basis, in the first quarter of fiscal 2007, a significant improvement from the $2.2 million, or $0.15 per share on a diluted basis, generated in the same quarter in the prior year.  In the first quarter of fiscal 2007, CPI generated EBITDA of $17.1 million, a 37 percent increase from the $12.5 million generated in the same quarter in the prior year.

          In the first quarter of fiscal 2006, the company’s net income and EBITDA were negatively impacted by the payment of $3.3 million, before taxes, in one-time, special bonuses to certain employees and directors prior to the initial public offering of the company’s common stock and $1.8 million, before taxes, in relocation-related expenses, including unfavorable overhead absorption and manufacturing variances, for its Eimac operations.  In the first quarter of fiscal 2007, CPI’s net income and EBITDA included no such expenses, resulting in significant improvements to the company’s net income and EBITDA in comparison to the first quarter of fiscal 2006.  These improvements were partially offset by the negative impact of a $1.3 million increase in expenses due to the weakening of the U.S. dollar in comparison to the Canadian dollar.

          CPI’s adjusted EBITDA in the first quarter of fiscal 2007 totaled $17.3 million, an improvement from the $16.9 million generated in the same quarter of fiscal 2006.  In both quarters, CPI’s adjusted EBITDA equaled approximately 21 percent of sales.  The increase in total adjusted EBITDA in the first quarter of fiscal 2007 was due to the increase in sales volume, including the increase in sales of some of the company’s higher margin products, and the absence of indirect costs related to the manufacturing disruption caused by the Eimac relocation.  The adjusted EBITDA increase was partially offset by the negative impact of the changes in the Canadian dollar to U.S. dollar exchange rate in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006.

          As of December 29, 2006, CPI’s cash and cash equivalents totaled $32.6 million, an increase from the $16.8 million reported as of December 30, 2005.  Net cash provided by operating activities for this 12 month period totaled $20.7 million.  For the same period, free cash flow totaled $9.9 million and adjusted free cash flow totaled $27.6 million.  In December 2006, CPI used $5.0 million in available operating cash to make a term loan repayment.

First Quarter Fiscal 2007 Sales and Orders Highlights

          CPI serves the radar, electronic warfare, medical, communications, industrial and scientific markets.  Key sales and orders highlights in these markets during the first quarter of fiscal 2007 included:

•

In the radar and electronic warfare markets, on a combined basis, sales increased to an aggregate $33.9 million from an aggregate $33.4 million in the first quarter of fiscal 2006, primarily due to increased sales of products for radar programs for the U.S. government and foreign militaries.

•

In the medical market, sales increased to $17.1 million from $13.2 million in the same quarter of the previous year.  The increase was primarily driven by increased sales of products for x-ray imaging applications and for radiation therapy for the treatment of cancer, as well as a $1.1 million increase in shipments of medical products from the company’s Eimac operations following the operations’ successful relocation.  Specifically, sales of x-ray generators for medical imaging applications increased approximately 29 percent from the same quarter in the prior year.

•

In the communications market, sales decreased from $30.1 million in the first quarter of fiscal 2006 to $26.1 million, primarily due to a $6.1 million decrease in sales of traditional communications amplifiers for direct-to-home broadcast applications.  This decrease was partially offset by a $3.6 million increase in sales of newer satellite communications products, including those used for mobile or temporary satellite uplink applications, newer direct-to-home broadcast applications and other applications.  Shipments of communications products from the Eimac operations also increased $1.1 million.

•

Sales in the company’s two smallest markets increased from the first quarter of fiscal 2006.  In the industrial market, sales increased to $5.0 million from $4.4 million.  In the scientific market, sales increased to $1.6 million from $1.3 million.

•

Total orders for all of CPI’s markets decreased from $86.4 million in the first quarter of fiscal 2006 to $84.3 million.  This decrease was primarily the result of a $4.5 million decrease in orders for communications products, which were unusually strong in the first quarter of fiscal 2006.

Fiscal 2007 Outlook

          CPI is reconfirming the financial outlook for fiscal 2007 that the company previously issued on December 12, 2006.  The company expects to generate:

•	Between $350 million and $355 million in total sales,

•	Between $1.24 and $1.30 in net income per share on a diluted basis, assuming an overall ongoing effective tax rate of approximately 38 percent, and

•	Between $68.0 million and $70.0 million in adjusted EBITDA.

More detailed information about the company’s fiscal 2007 outlook can be found in its December 12, 2006 press release.

          “During the first quarter, we made shipments for some products and programs that we originally expected to occur later in the fiscal year, particularly in the second quarter,” said Caldarelli.  “We believe that this was primarily a timing issue, resulting in accelerated demand for our products into the first quarter, not an increase in overall long-term demand.  As a result, while our first quarter results were stronger than we expected, our expectations for the year remain unchanged.”

Financial Community Conference Call

          In conjunction with this announcement, CPI will hold a conference call on Wednesday, February 7, 2007 at 11:00 a.m. (EST) that will be simultaneously broadcast live over the Internet on the company’s Web site.  To participate in the conference call, please dial (866) 356-3093, or (617) 597-5381 for international callers, enter participant pass code 59878854 and ask for the CPI International First Quarter 2007 Financial Results Conference Call.  To access the call via the Web, please visit http://investor.cpii.com.

About CPI International, Inc.

          CPI International, Inc., headquartered in Palo Alto, California, is the parent company of Communications & Power Industries, Inc., a leading provider of microwave, radio frequency, power and control solutions for critical defense, communications, medical, scientific and other applications.  Communications & Power Industries, Inc. develops, manufactures and distributes products used to generate, amplify and transmit high-power/high-frequency microwave and radio frequency signals and/or provide power and control for various applications.  End-use applications of these systems include the transmission of radar signals for navigation and location; transmission of deception signals for electronic countermeasures; transmission and amplification of voice, data and video signals for broadcasting, Internet and other types of communications; providing power and control for medical diagnostic imaging; and generating microwave energy for radiation therapy in the treatment of cancer and for various industrial and scientific applications.

Non-GAAP Supplemental Information

          EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow presented above and in the financial information attached hereto are non-generally accepted accounting principles (GAAP) financial measures.  EBITDA represents earnings before provisions for income taxes, net interest expense and depreciation and amortization.  Adjusted EBITDA represents EBITDA further adjusted to exclude certain non-cash and non-recurring items.  Adjusted EBITDA margin represents adjusted EBITDA divided by sales.  Free cash flow represents net cash provided by operating activities minus capital expenditures.  Adjusted free cash flow represents free cash flow further adjusted to exclude certain non-recurring items.  For more information regarding these non-GAAP financial measures for the periods presented and a reconciliation of these measures to GAAP financial information, please see the attached financial information; this press release and the attached financial information are available in the investor relations section of the company’s Web site at http://investor.cpii.com.

          CPI believes that GAAP-based financial information for leveraged businesses, such as the company’s business, should be supplemented by EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow so that investors better understand the company’s operating performance in connection with their analysis of the company’s business.  In addition, CPI’s management team uses EBITDA and adjusted EBITDA to evaluate the company’s operating performance, to monitor compliance with certain covenants of its senior credit facility, to make day-to-day operating decisions and as a component in the calculation of management bonuses.  Other companies may define EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow differently and, as a result, the company’s measures may not be directly comparable to EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow of other companies.  Because EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow and adjusted free cash flow do not include certain material costs, such as interest and taxes, necessary to operate the company’s business, when analyzing the company’s business, these non-GAAP measures should be considered in addition to, and not as a substitute for, net income (loss), cash flows from operating activities, net cash provided by operating activities, net income margin or other statements of operations or statements of cash flows data prepared in accordance with GAAP.

###

Certain statements included above constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements provide our current expectations, beliefs or forecasts of future events.  Forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual events or results to differ materially from the results projected, expected or implied by these forward looking statements.  These factors include, but are not limited to, competition in our end markets; our significant amount of debt; changes or reductions in the U.S. defense budget; U.S. government contracts laws and regulations; changes in technology; the impact of unexpected costs; inability to obtain raw materials and components; and currency fluctuations.  These and other risks are described in more detail in our periodic filings with the Securities and Exchange Commission.  As a result of these uncertainties, you should not place undue reliance on these forward-looking statements.  All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.  New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.  We undertake no duty or obligation to publicly revise any forward-looking statement to reflect circumstances or events occurring after the date hereof or to reflect the occurrence of unanticipated events or changes in our expectations.

Contact:
Amanda Mogin, Communications & Power Industries, investor relations, 650.846.3998, amanda.mogin@cpii.com

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(in thousands, except share and per share data — unaudited)

	Quarter Ended

	December 29, 2006	December 30, 2005

Sales	$83,723	$82,379
Cost of sales	57,142	57,171

Gross profit	26,581	25,208

Operating costs and expenses:
Research and development	1,891	1,910
Selling and marketing	4,829	5,024
General and administrative	4,404	7,302
Amortization of acquisition-related intangible assets	548	548
Net loss on disposition of fixed assets	18	65

Total operating costs and expenses	11,690	14,849

Operating income	14,891	10,359
Interest expense, net	5,339	6,064

Income before income taxes	9,552	4,295
Income tax expense	3,717	2,080

Net income	$5,835	$2,215

Other comprehensive income, net of tax
Net unrealized loss on cash flow hedges	(389)	(183)

Comprehensive income	$5,446	$2,032

Earnings per share - Basic	$0.36	$0.17

Earnings per share - Diluted	$0.33	$0.15

Shares used to compute earnings per share - Basic	16,063,221	13,078,954

Shares used to compute earnings per share - Diluted	17,544,363	14,768,082

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data – unaudited)

	December 29, 2006	September 29, 2006

Assets
Current Assets:
Cash and cash equivalents	$32,629	$30,153
Restricted cash	1,951	1,746
Accounts receivable, net	40,744	43,628
Inventories	54,640	54,031
Deferred tax assets	11,884	11,520
Prepaid and other current assets	3,260	3,080

Total current assets	145,108	144,158
Property, plant, and equipment, net	65,120	63,851
Deferred debt issue costs, net	9,285	9,644
Intangible assets, net	74,878	75,489
Goodwill	147,459	147,489
Other long-term assets	976	1,128

Total assets	$442,826	$441,759

Liabilities and stockholders’ equity
Current Liabilities:
Current portion of long-term debt	$—	$1,714
Accounts payable	15,707	19,101
Accrued expenses	27,936	23,269
Product warranty	5,842	5,958
Income taxes payable	9,105	10,693
Advance payments from customers	6,824	6,310

Total current liabilities	65,414	67,045
Deferred income taxes	29,977	29,933
Long-term debt, less current portion	241,794	245,067
Other long-term liabilities	51	41

Total liabilities	337,236	342,086

Commitments and contingencies
Stockholders’ equity
Common stock ($0.01 par value, 90,000,000 shares authorized; 16,086,445 and 16,049,577 shares issued and outstanding)	161	160
Additional paid-in capital	65,765	65,295
Accumulated other comprehensive income	290	679
Retained earnings	39,374	33,539

Total stockholders’ equity	105,590	99,673

Total liabilities and stockholders’ equity	$442,826	$441,759

CPI International, Inc.
and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands — unaudited)

	Quarter Ended

	December 29, 2006	December 30, 2005

Cash flows from operating activities
Net cash provided by operating activities	$10,042	$198

Cash flows from investing activities
Expenses relating to sale of San Carlos property	—	(3)
Capital expenditures	(2,871)	(2,945)

Net cash used in investing activities	(2,871)	(2,948)

Cash flows from financing activities
Proceeds from issuance of debt	—	10,000
Repayments of debt	(5,000)	—
Proceeds from issuance of common stock to employees	197	—
Proceeds from exercise of stock options	66	—
Stockholder distribution payments	—	(17,000)
Excess tax benefit on stock option exercises	42	—

Net cash used in financing activities	(4,695)	(7,000)

Net increase (decrease) in cash and cash equivalents	2,476	(9,750)
Cash and cash equivalents at beginning of period	30,153	26,511

Cash and cash equivalents at end of period	$32,629	$16,761

Supplemental cash flow disclosures
Cash paid for interest	$961	$1,810
Cash paid for taxes, net of refunds	$5,150	$2,554

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
EBITDA and Adjusted EBITDA
(in thousands - unaudited)

		Quarter Ended

		December 29, 2006	December 30, 2005

Net income		$5,835	$2,215
Depreciation and amortization		2,194	2,156
Interest expense, net		5,339	6,064
Income tax expense		3,717	2,080

EBITDA		17,085	12,515
Add as defined adjustments:
Stock-based compensation expense	(1)	206	1
Special bonus	(2)	—	3,250
Move-related expenses	(3)	—	1,123

Gross adjustments		206	4,374

Adjusted EBITDA		$17,291	$16,889
Adjusted EBITDA margin	(4)	20.7%	20.5%
Net income margin	(5)	7.0%	2.7%

(1)	Represents a non-cash charge for stock options and restricted stock awards.

(2)

Represents a one-time, special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.  The special bonus was approved in December 2005 and paid in April 2006.

(3)

Represents direct costs related to the relocation of the Eimac operations from the San Carlos, Calif. facility to CPI’s Palo Alto, Calif. and Mountain View, Calif. facilities.  This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 at CPI’s Eimac division.

(4)	Represents adjusted EBITDA divided by sales.

(5)	Represents net income divided by sales.

CPI International, Inc.
and Subsidiaries

NON-GAAP SUPPLEMENTAL INFORMATION
Free Cash Flow and Adjusted Free Cash Flow
(in thousands - unaudited)

		Twelve Months Ended December 29, 2006

Net cash provided by operating activities		$20,741
Capital expenditures		(10,839)

Free cash flow		9,902
Add as defined adjustments:
Move-related expenses, net of taxes	(1)	6,874
Income tax payments related to gain on sale of San Carlos property	(2)	4,500
Capital expenditures for expansion of Canadian facility	(3)	4,286
Special bonus, net of taxes	(4)	2,015

Gross adjustments		17,675

Adjusted free cash flow		$27,577

(1)

Represents non-recurring expenditures, net of taxes, related to the Eimac relocation, including capital expenditures of $2.434 million.  This adjustment does not include indirect costs for overhead absorption and manufacturing variances due to the accelerated delivery of products into fiscal year 2005 and the offsetting delivery reductions in fiscal year 2006 at CPI’s Eimac division.

(2)	Represents an income tax payment related to the taxable gain on the sale of CPI’s San Carlos, Calif. property.

(3)	Represents capital expenditures for the expansion of CPI’s Canadian facility.

(4)

Represents a one-time special bonus to employees and directors (other than directors who are employees or affiliates of The Cypress Group) to reward them for the increase in company value.  The special bonus was approved in December 2005 and paid in April 2006.